                                                          Page 1 of 9 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (AMENDMENT NO. __)(1)


                     DISCOVERY PARTNERS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   254675-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)

         / /  Rule 13d-1(c)

         /X/  Rule 13d-1(d)


---------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 254675-10-1                   13G                  Page 2 of 9 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT VENTURE PARTNERS 1996, L.P., A CALIFORNIA
                   LIMITED PARTNERSHIP (TAX ID NUMBER: 77-0418388)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                      (a) / /       (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
  NUMBER OF                     5      SOLE VOTING POWER                       0
   SHARES                   ----------------------------------------------------
BENEFICIALLY                    6      SHARED VOTING POWER             1,134,680
  OWNED BY                  ----------------------------------------------------
   EACH                         7      SOLE DISPOSITIVE POWER                  0
 REPORTING                  ----------------------------------------------------
PERSON WITH                     8      SHARED DISPOSITIVE POWER        1,134,680
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                    1,134,680
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                 / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                4.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 254675-10-1                  13G                 Page 3 of 9 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT ASSOCIATES 1996,  L.L.C., A CALIFORNIA
                   LIMITED LIABILITY COMPANY (TAX ID NUMBER: 77-0418392)
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                      (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   A CALIFORNIA LIMITED LIABILITY COMPANY
----------------- -------------------------------------------------------------
                      5      SOLE VOTING POWER                                0
                  -------------------------------------------------------------
                      6      SHARED VOTING POWER
                             1,145,680 shares held directly by Crosspoint
  NUMBER OF                  Venture Partners 1996, L.P. Crosspoint Associates
   SHARES                    1996, L.L.C. is the general partner of Crosspoint
BENEFICIALLY                 Venture Partners 1996, L.P.
  OWNED BY        -------------------------------------------------------------
   EACH               7      SOLE DISPOSITIVE POWER                           0
 REPORTING        -------------------------------------------------------------
PERSON WITH           8      SHARED DISPOSITIVE POWER
                             1,145,680 shares held directly by Crosspoint
                             Venture Partners 1996, L.P. Crosspoint Associates
                             1996, L.L.C. is the general partner of Crosspoint
                             Venture Partners 1996, L.P.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,145,680
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               4.8%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 254675-10-1                13G                   Page 4 of 9 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT VENTURE PARTNERS LS 1997, L.P., A DELAWARE LIMITED PARTNERSHIP (TAX ID NUMBER: 77-0468510)
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE LIMITED PARTNERSHIP
--------------------------- ---------------------------------------------------
  NUMBER OF                     5      SOLE VOTING POWER                      0
   SHARES                   ---------------------------------------------------
BENEFICIALLY                    6      SHARED VOTING POWER              728,333
  OWNED BY                  ---------------------------------------------------
    EACH                        7      SOLE DISPOSITIVE POWER                 0
 REPORTING                  ---------------------------------------------------
PERSON WITH                     8      SHARED DISPOSITIVE POWER         728,333
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                     728,333
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               3.1%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 254675-10-1                   13G                   Page 5 of 9 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   CROSSPOINT ASSOCIATES 1997, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY (TAX ID NUMBER: 77-0468508)
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                      (a) / /       (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE LIMITED PARTNERSHIP
--------------------------- ----------------------------------------------------
                                5      SOLE VOTING POWER                       0
                            ----------------------------------------------------
                                6      SHARED VOTING POWER
 NUMBER OF                             728,333 shares held directly by
   SHARES                              Crosspoint Venture Partners LS 1997, L.P.
BENEFICIALLY                           Crosspoint Associates 1997, L.L.C. is
  OWNED BY                             the general partner of Crosspoint
    EACH                               Venture Partners LS 1997, L.P.
 REPORTING                  ----------------------------------------------------
PERSON WITH                     7      SOLE DISPOSITIVE POWER                  0
                            ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       728,333 shares held directly by
                                       Crosspoint Venture Partners LS 1997, L.P.
                                       Crosspoint Associates 1997, L.L.C. is
                                       the general partner of Crosspoint
                                       Venture Partners LS 1997, L.P.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                     728,333
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               3.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 254675-10-1              13G                        Page 6 of 9 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DON MILDER
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                       (a) / /       (b) /X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
----------------- -------------------------------------------------------------
                      5      SOLE VOTING POWER
                             0
                  -------------------------------------------------------------
                      6      SHARED VOTING POWER
                             1,874,013 shares of which 1,145,680 are
                             directly held by Crosspoint Venture
  NUMBER OF                  Partners 1996 and 728,333 shares are
   SHARES                    directly held by Crosspoint Venture
BENEFICIALLY                 Partners LS 1997. Don Milder is a general
  OWNED BY                   partner of Crosspoint Associates 1996 and
   EACH                      Crosspoint Associates 1997. Don Milder
 REPORTING                   disclaims beneficial ownership of the
PERSON WITH                  shares held directly by Crosspoint
                             Venture Partners 1996 and Crosspoint
                             Venture Partners LS 1997.
                  -------------------------------------------------------------
                      7      SOLE DISPOSITIVE POWER
                             0
                  -------------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             1,874,013 shares of which 1,145,680 are
                             directly held by Crosspoint Venture
                             Partners 1996 and 728,333 shares are
                             directly held by Crosspoint Venture
                             Partners LS 1997. Don Milder is a general
                             partner of Crosspoint Associates 1996 and
                             Crosspoint Associates 1997. Don Milder
                             disclaims beneficial ownership of the
                             shares held directly by Crosspoint
                             Venture Partners 1996 and Crosspoint
                             Venture Partners LS 1997.
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON                                                   1,874,013
-------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
-------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               7.9%
-------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 7 of 9 Pages


     ITEM 1(a)       NAME OF ISSUER:

                     Discovery Partners International, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     9640 Town Centre Drive, San Diego, CA 92121

   ITEM 2(a)-(c)     NAME OF PERSON FILING:

                     This statement is being filed by Crosspoint Associates 1996, L.L.C. , a California limited liability company, and Crosspoint Associates 1997, L.L.C., a Delaware limited liability company, whose principal business address is 2925 Woodside Road, Woodside, CA 94062. Don Milder, a general partner of Crosspoint Associates 1996, L.L.C., and Crosspoint Associates 1997, L.L.C., whose principal business address 2925 Woodside Road, Woodside, CA 94062, is a United States citizen. Crosspoint Associates 1996, L.L.C., is general partner Crosspoint Venture Partners 1996, L.P., a California limited partnership and Crosspoint Associates 1997, L.L.C., is a general partner to Crosspoint Venture Partners LS 1997, a Delaware limited partnership.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     254675-10-1

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     Crosspoint Venture Partners 1996 - 4.8%

                     Crosspoint Venture Partners LS 1997 - 3.1%

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.


                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not Applicable

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                             Page 8 of 9 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001


DON MILDER                                       CROSSPOINT ASSOCIATES 1996, L.L.C., A
                                                 CALIFORNIA LIMITED LIABILITY COMPANY

Signature: /s/ Don Milder
           ----------------------                 Signature:    /s/ Don Milder
           Don Milder                                     -----------------------------
                                                           Don Milder, a General Partner

                                                 CROSSPOINT VENTURE PARTNERS 1996,
                                                 L.P., A CALIFORNIA LIMITED PARTNERSHIP
                                                 By:   Crosspoint Associates 1996, L.L.C.,  its
                                                 General Partner


                                                 Signature:    /s/ Don Milder
                                                               --------------------------------------
                                                               Don Milder, a General Partner


                                                 CROSSPOINTASSOCIATES 1997, L.L.C.,
                                                 A DELAWARE LIMITED LIABILITY COMPANY


                                                 Signature:    /s/ Don Milder
                                                               --------------------------------------
                                                               Don Milder, a General Partner

                                                 CROSSPOINT VENTURE PARTNERS LS 1997,
                                                 L.P., A DELAWARE LIMITED PARTNERSHIP

                                                 By: Crosspoint Associates 1997, L.L.C., its
                                                 General Partner


                                                 Signature:    /s/ Don Milder
                                                               --------------------------------------
                                                               Don Milder, a General Partner


                                                             Page 9 of 9 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of Discovery Partners International, Inc., held by Crosspoint Venture Partners 1996, a California limited partnership, and Crosspoint Venture Partners LS 1997, a Delaware limited partnership, and with respect to the general partner, such other holdings as may be reported therein.

Date:      February 13, 2001


DON MILDER                               CROSSPOINT ASSOCIATES 1996

Signature:  /s/ Don Milder
            ----------------------       Signature: /s/ Don Milder
            Don Milder                           -----------------------------
                                                    Don Milder, a General Partner

                                          CROSSPOINT VENTURE PARTNERS 1996


                                          By:   Crosspoint Associates 1996, its general
                                          partner


                                          Signature:    /s/ Don Milder
                                                        --------------------------------------
                                                        Don Milder, a General Partner


                                          CROSSPOINT ASSOCIATES 1997


                                          Signature:    /s/ Don Milder
                                                        --------------------------------------
                                                        Don Milder, a General Partner


                                          CROSSPOINT VENTURE PARTNERS LS 1997


                                          By Crosspoint Associates 1997, its general partner


                                          Signature:    /s/ Don Milder
                                                        --------------------------------------
                                                        Don Milder, a General Partner
